Exhibit 99.1

CONTACT:	Bob Goligoski bgoligoski@sandisk.com (408) 542-0463

SAMSUNG AND SANDISK SIGN PATENT CROSS LICENSE AND

SUPPLY AGREEMENTS COVERING FLASH MEMORY TECHNOLOGY

Both Companies Will Dismiss Pending

Patent Infringement Lawsuits Against Each Other

SUNNYVALE, CA, Aug. 19, 2002 — Samsung Electronics Co., Ltd. and SanDisk Corporation (NASDAQ:SNDK) announced today that they have signed cross license and supply agreements covering flash memory technology. With these agreements, both companies have dismissed lawsuits that they had filed earlier against each other in California and Texas courts. A previous patent cross-licensing agreement between Samsung and SanDisk expired this month. The new agreements have a term of seven years.

Under the agreements, Samsung and SanDisk will be cross-licensed to the flash memory and card patents of both companies. Samsung will also supply SanDisk with flash memory products for the next seven years. Both the license and supply agreements cover MLC (multi-level cell) patents and products. Other details of the agreement were not disclosed.

Y.W. Lee, CEO and president of Samsung Electronics, said, “With these agreements in place, the two companies bring a stronger and a more stable flash future for the end users. In particular, SanDisk brings leadership and many years of valuable experiences in the MLC technology and flash application areas. Samsung on the other hand has made critical breakthroughs in the NAND flash technology areas. In combination, the two sides now have the necessary foundation to raise the state of current flash technologies and assure that the anticipated increase in global demand for flash memory products, both in terms of volume and performance, will be satisfied.”

Eli Harari, CEO and president of SanDisk, said, “These new licensing and supply agreements are very good and fair agreements to both our companies. The license agreement continues under the terms of the first license agreement that has just expired and expands the scope of the license to include the future right to sell flash products incorporating MLC patents. The supply agreement covers the supply of standard flash as well as the future supply of MLC flash. This supply agreement represents welcome news to SanDisk’s customers: it allows us to better meet the anticipated increase in global demand for flash memory in the coming years by supplementing our existing supply from FlashVision as well as from our other supply agreements with substantial new supplies of NAND flash from Samsung. I am particularly pleased and honored to sign these agreements with president Y.W. Lee of Samsung.”

SanDisk will hold an investor conference call at 8:00 a.m. (Pacific time) today to discuss the matters covered by this press release. If you wish to listen to the call, dial 888-208-1812 at approximately 7:50 a.m. A webcast of the conference call will be available on www.sandisk.com/IR and on www.streetevents.com for institutional investors. Both webcasts will be available until August 30, 2002. The call will also be available through Friday, August 23rd, via replay by dialing 888-203-1112 and using the PIN number 156015.

Samsung Electronics Co. Ltd. is a global leader in semiconductor, telecommunication, and digital convergence technology. Samsung Electronics employs approximately 64,000 people in 89 offices in 47 countries. Samsung Electronics is the world’s largest producer of memory chips, Smart Card Chips, Display Driver ICs, TFT-LCDs, CDMA mobile phones, monitors and VCRs. Samsung Electronics consists of four main business units: Digital Media Network, Device Solution Network, Telecommunication Network and Digital Appliance Network Businesses. For more information, please visit our web site, http://samsungelectronics.com.

SanDisk, the world’s largest supplier of flash data storage products, designs, manufactures and markets industry-standard, solid-state data, digital imaging and audio storage products using its patented, high density flash memory and controller technology. SanDisk is based in Sunnyvale, CA.

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This news release contains certain forward looking statements including our expectations for future product sales and future royalty income that are based on our current expectations and involve numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate and may significantly and adversely affect our business, financial condition and results of operations. Risks that may cause these forward-looking statements to be inaccurate include among others: future average selling price erosion due to excess industry capacity and extreme price competition; increased expenses and fluctuations in operating results and yields related to establishing Samsung as a new supplier; the current global economic conditions in general and in our markets in particular; the timely development, internal qualification and customer acceptance of new products, such as but not limited to products which incorporate MLC (Multilevel cell) technology; fluctuations in royalty revenues due to industry wide changes in demand for flash memory products which impact royalty bearing sales of our licensees; the timely introduction and acceptance of new consumer products that incorporate our flash storage devices; slower than expected growth in the emerging markets for our products which may result in reduced sales; our ability to prevail in patent litigation proceedings which, if we fail to win, may result in reduced future royalty income, and potential interruption of sales of certain of our products in certain geographic markets; and the other risks detailed from time to time in our Securities and Exchange Commission filings and reports, including, but not limited to, the Form 10Q for the quarter ended June 30, 2002 and the Annual Report on Form 10-K-A for the year ended December 31, 2001. Future results may differ materially from those previously reported. We assume no obligation to update the information contained in this release.

SanDisk’s web site/home page address: http://www.sandisk.com
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